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                                                                     EXHIBIT 4.1

                          PROPRIETARY AND CONFIDENTIAL





                                  COMMON STOCK

                              INVESTMENT AGREEMENT



                                     between



                          CRIPPLE CREEK SECURITIES, LLC




                                       and


                               General Magic, Inc.


                            Dated as of July 30, 1999




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        COMMON STOCK INVESTMENT AGREEMENT (this "AGREEMENT"), dated as of July
30, 1999, by and among General Magic, Inc., a Delaware corporation with headquarters located at 420 North Mary Avenue, Sunnyvale, California 94086 (the "COMPANY"), and Cripple Creek Securities, LLC, a limited liability company organized and existing under the laws of the State of Delaware (together with its successors in interest and assigns or its designees, the "INVESTOR").

        WHEREAS:

        A. The Company and the Investor are executing and delivering this Agreement pursuant to an effective registration statement of the Company (such registration statement, as amended and supplemented, the "REGISTRATION STATEMENT");

        B. The parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to $20,000,000 (subject to increase up to $26,000,000 as set forth in Section 1(d)) in shares (including the Commitment Shares (as defined in Section 10(b)(i)), the "SHARES") of the Company's Common Stock, par value $0.001 per share (the "COMMON STOCK"); and

        C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

        NOW THEREFORE, the Company and the Investor hereby agree as follows:

        1.      PURCHASE AND SALE OF COMMON STOCK

        a. Purchase and Sale of Common Stock. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to those number of Shares having an aggregate Purchase Price (as defined in Section 1(g)) of $20,000,000 (subject to increase up to $26,000,000 as set forth in Section 1(d)).

        b. Delivery of Put Notices . Subject to the satisfaction of the conditions set forth in this Section 1, at any time and from time to time during the period beginning on and including August 25, 1999 (the "EFFECTIVE DATE") and ending on the earlier of (i) the date which is 24 months after the Effective Date and (ii) termination of this Agreement in accordance with Section 8 (the "OPEN PERIOD"), the Company may, in its sole discretion, deliver a written notice to the Investor (each such notice hereinafter referred to as a "PUT NOTICE") stating a dollar amount (the "DOLLAR AMOUNT") of Shares which the Company intends to sell to the Investor during the period beginning on the Business Day immediately following the date which the



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Investor receives the Put Notice (such date of receipt referred to herein as the
"PUT NOTICE DATE") and ending on and including the date which is 25 Business
Days after such Put Notice Date (the "PURCHASE PERIOD"). The Dollar Amount designated by the Company in a Put Notice shall be in increments of $100,000 and shall not exceed $5,000,000. The Company may, at its option, designate in a Put Notice a minimum purchase price per Share, which in no event shall be less than $2.00, at which the Investor may purchase Shares pursuant to such Put Notice during the related Purchase Period (a "COMPANY DESIGNATED MINIMUM PRICE"). For each Business Day where either (i) during the twenty (20) Business Days immediately following the Put Notice Date on which the Weighted Average Price
(as defined below) of the Common Stock is less than the Trigger Price or (ii) during the Purchase Period that the Registration Statement or any prospectus supplement is not available for the issuance or sale of the Shares, the Dollar Amount shall be reduced by 1/20th of the original Dollar Amount. For purposes of this Agreement, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed or on which the Principal Market (as defined in Section 1(f)) for the Common Stock is not open for trading. For purposes of this Agreement, "TRIGGER PRICE" for any Purchase Period shall mean 103.093% of the greater of (i) the Company Designated Minimum Price, if any, for such Purchase Period and (ii) $2.00 (equitably adjusted for stock splits, stock dividends, combinations and similar transactions). Contemporaneous with the delivery of a Put Notice, the Company shall deliver to the Investor a prospectus supplement to the Registration Statement in accordance with the rules and regulations under the 1933 Act, including disclosure of the Dollar Amount and timing of the Purchase Period, as well as the other documents required to be delivered pursuant to Sections 7(c), (d), (g) and (k).

        c. Delivery of Preliminary Put Notices. At least (i) ten (10) Business Days but not more than 20 Business Days prior to the Company's delivery of a Put Notice to the Investor under this Agreement, if there has not been a Put Notice delivered to the Investor during the prior 180 calendar days and (ii) five (5) Business Days but not more than 20 Business Days prior to the Company's delivery of any Put Notice to the Investor, if there has been a Put Notice delivered to the Investor during the prior 180 calendar days, the Company shall deliver written notice to the Investor a notice (a "PRELIMINARY PUT NOTICE") stating that the Company may deliver a Put Notice to the Investor. The Company may deliver the Put Notice at least ten (10) Business Days but not more than twenty (20) Business Days following delivery of a Preliminary Put Notice described in clause (i) above, and at least five (5) Business Days but not more than ten (10) Business Days following delivery of a Preliminary Put Notice described in clause (ii) above. No Preliminary Put Notice shall be delivered during any Purchase Period. The Company shall not be obligated to deliver a Put Notice following its delivery of a Preliminary Put Notice; provided, however, that if on two occasions the Company fails to deliver a Put Notice after its delivery of a Preliminary Put Notice within the time periods set forth in the preceding sentence, then on each subsequent occasion that the Company delivers a Preliminary Put Notice, the Company shall be obligated to deliver a Put Notice within 20 Business Days after its delivery of such Preliminary Put Notice. The Company shall reimburse the Investor for reasonable due diligence costs (including reasonable legal due diligence costs) of the Investor up to $10,000 on



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each occasion that the Company delivers a Preliminary Put Notice. Investor shall be responsible for its due diligence costs in excess of $10,000 on each occasion that the Company delivers a Preliminary Put Notice.

        d. Investor Obligation and Right to Purchase Shares. Subject to the conditions set forth in this Agreement, following the Investor's receipt of a validly delivered Put Notice, the Investor shall be required to purchase from the Company during the related Purchase Period a number of Shares having an aggregate Purchase Price equal to the lesser of (i) the Dollar Amount set forth in the Put Notice (subject to reduction during the Purchase Period as provided in Section 1(b)) and (ii) 10% of the sum of the Daily Trading Dollar Volume (as defined below) of the Common Stock during the 20 consecutive Business Days immediately following the Put Notice Date (the lesser of (i) or (ii) above shall be referred to herein as the "REQUIRED DOLLAR AMOUNT"); provided, however, that in no event shall the Investor be required to purchase a number of Shares which is greater than 7.5% of the sum of the Daily Trading Volume (as defined below) of the Common Stock during the 25 consecutive Business Days immediately preceding the Closing Date. In addition, the Investor shall have the right, but not the obligation, solely at its election to purchase during each and any such Purchase Period a number of Shares from the Company having an aggregate Purchase Price equal to up to 30% of the Dollar Amount set forth in the Put Notice. The Investor shall not in any event be required to purchase pursuant to this Agreement a number of Shares having an aggregate Purchase Price which is greater than $20,000,000 (excluding additional purchases which may be made at the election or option of the Investor pursuant to the immediately preceding sentence). For purposes of this Agreement, "DAILY TRADING DOLLAR VOLUME" shall mean the number of shares of Common Stock traded on such day on the Principal Market on which the Common Stock is traded multiplied by such day's Weighted Average Price of the Common Stock (as reported by Bloomberg Financial Markets ("Bloomberg"), provided that individual trades of at least 20,000 shares of Common Stock on any trading day shall, for this purpose, be treated as a trade of 20,000 shares of Common Stock). "DAILY TRADING VOLUME" shall mean the number of shares of common stock traded on such day on the Principal Market on which the Common Stock is traded. "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (as reported by Bloomberg through its "Volume at Price" function) or, if the Principal Market is not the principal securities exchange or trading market for such security, the dollar volume-weighted average price of such security on the principal securities exchange or trading market where such security is listed or traded (as reported by Bloomberg through its "Volume at Price" function), or if the foregoing do not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. All such



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determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

        e. Limitation on Investor's Obligation to Purchase Shares. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be required to purchase, and a Required Dollar Amount may not include, an amount, which when added to the sum of (i) the additional number of Shares which the Investor has the right to purchase with respect to such Required Dollar Amount (as set forth in the second sentence of Section 1(d)),
(ii) the number of shares of Common Stock beneficially owned within the meaning of Section 13(d) of the 1934 Act as hereinafter defined by the Investor or by any affiliate of the Investor as of the Put Notice Date with respect to which this determination is being made, would exceed 4.99% of the number of shares of Common Stock outstanding on the Put Notice Date for such Purchase Period, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"). For purposes of the foregoing sentence, the shares of Common Stock beneficially owned by the Investor and its affiliates shall exclude the shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any securities of the Company beneficially owned by the Investor or its affiliates (including, without limitation, the Series D Convertible Preferred Stock and any warrants for purchase of the Company's securities) that are subject to a limitation on conversion or exercise analogous to the limitation contained in the proviso set forth in the first sentence of Section 2(a) of the Series D Certificate of Designations (as defined below). Each Put Notice shall include a representation of the Company as to the number of shares of Common Stock outstanding on the related Put Notice Date as determined in accordance with Section 13(d) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any date during a Purchase Period than on the Put Notice Date associated with such Purchase Period, then the number of shares of Common Stock outstanding on such date during such Purchase Period shall govern for purposes of determining whether the Investor would have acquired more than 4.99% of the number of shares of Common Stock outstanding during such period.

        f. Conditions to Investor's Obligation to Purchase Shares. Notwithstanding anything to the contrary in this Agreement, unless waived by the Investor, the Company shall not be entitled to deliver a Put Notice and require the Investor to purchase any Shares at a Closing (as defined in Section 1(h)) unless each of the following conditions are satisfied: (i) the Applicable Trading Price of the Common Stock on the Business Day immediately preceding the Put Notice Date shall not be less than $2.00 (equitably adjusted for stock splits, stock dividends, combinations and similar transactions); (ii) a Registration Statement shall have been declared effective and such Registration Statement, together with the required prospectus supplement, shall remain effective and available for issuance and sale of all the Shares at all times during the period beginning on the date of delivery of the related Preliminary Put Notice and ending on and including the related Closing Date (as defined in Section 1(h)); (iii) at all times during the period beginning on the date that the Company delivers the related Preliminary Put Notice and ending on and including the related Closing Date, the Common Stock shall have been listed on The



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American Stock Exchange, Inc. or The New York Stock Exchange, Inc. or designated on the Nasdaq National Market or The Nasdaq SmallCap Market (each a "PRINCIPAL MARKET") and shall not have been suspended from trading thereon and the Company shall not have been notified of any pending or threatened (except as set forth in the letters to the Company dated April 15, 1999 and July 1, 1999 from The Nasdaq Stock Market, Inc., provided that the Company has satisfied the requirements set forth in the letter dated July 1, 1999) proceeding or other action to delist or suspend the Common Stock on the Principal Market on which the Common Stock is then traded or listed; (iv) during the period beginning on the date of this Agreement and ending on and including the applicable Closing Date, there shall not have occurred a Major Transaction (as defined below) or the public announcement of a pending Major Transaction which has not been abandoned or terminated; (v) the Company has complied with its obligations and is otherwise not in breach of, or in default under, this Agreement and the Registration Rights Agreement; (vi) during the period beginning on the date of this Agreement and ending on and including the applicable Closing Date, so long as any of the Company's Series D Convertible Preferred Stock remain outstanding, there shall not have occurred a Triggering Event or an Excluded Redemption Event (each such terms are defined in the Company's Certificate of Designations, Preferences and Rights of its Series D Convertible Preferred Stock (the "SERIES
D CERTIFICATE OF DESIGNATIONS")), unless such Triggering Event or Excluded Redemption Event, as the case may be, has been waived in writing by each holder of the Company's Series D Convertible Preferred Stock, and (vii) a number of shares of Common Stock equal to at least 150% of the aggregate number of shares issuable during the Purchase Period, based on the Purchase Price (as defined below) per Share on the date of the Put Notice and including any additional shares of Common Stock which the Investor may elect to purchase pursuant to
Section 1(d) (regardless of any limitation on the timing or amount of such purchases) have been duly authorized and reserved for issuance. The Company's delivery of a Put Notice shall constitute a representation by the Company that the shares of Common Stock referred to in clause (vii) above have been reserved for issuance as required pursuant to this Section 1(f). If any of the events described in clauses (ii) through (vii) above occurs after an effective Put Notice is so delivered, and if any such circumstance described above so occurs before the entire Required Dollar Amount of Common Stock covered by such Put Notice shall have been purchased during the Purchase Period, then the Investor shall have no further obligation to purchase the balance of such Required Dollar Amount of Common Stock during such Purchase Period; provided, however, that on any day during the balance of such Purchase Period upon which such events described in clauses (ii) through (vii) above do not exist, the Investor may, in its sole discretion, but shall not be required to, give the Company one or more Purchase Notices (as defined in Section 1(h)) covering some or all of such balance of the Required Dollar Amount, as well as some or all of the additional amounts of Common Stock which the Investor may elect to purchase during such Purchase Period pursuant to Section 1(d) above. The "APPLICABLE TRADING PRICE" with respect to the Common Stock on any Business day, shall mean the Closing Bid Price (as defined below) of the Common Stock on such Business Day. "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as reported by Bloomberg), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the



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principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

        For purposes of this Agreement, a "MAJOR TRANSACTION" shall be deemed to have occurred at the closing of any of the following events: (i) the consolidation, merger or other business combination of the Company with or into another person (other than (A) a consolidation, merger or other business combination in which the holders of the Company's voting power immediately prior to such transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purposes of changing the jurisdiction of incorporation of the Company); (ii) the sale or transfer of all or substantially all of the Company's assets; or (iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than 50% of the outstanding shares of Common Stock.

        g. Purchase Price Per Share. For purposes of this Agreement, the "PURCHASE PRICE" for each Share purchased by the Investor shall be equal to the greater of (i) the product of (A) 97% and (B) the lowest Weighted Average Price of the Common Stock for the five (5) consecutive trading days ending on and including the Purchase Notice Date (as defined in Section 1(h)) and (ii) the greater of (A) the Company Designated Minimum Price, if any, for the applicable Purchase Period and (B) $2.00 (equitably adjusted for stock splits, stock dividends, combinations and similar transactions). The number of Shares so to be purchased pursuant to each Purchase Notice shall be rounded to the nearest whole number so as to avoid the issuance of fractional shares.

        h. Mechanics of Purchase of Shares by Investor. To effect a purchase of Shares during a Purchase Period, the Investor shall deliver one or more written notices to the Company (each a "PURCHASE NOTICE") at any time and from time to time during the Purchase Period. Each Purchase Notice shall set forth (i) the aggregate Purchase Price for the Shares being purchased by the Investor pursuant to such Purchase Notice, (ii) the Purchase Price per Share as of the date of delivery of such Purchase Notice and (iii) the number of Shares being purchased pursuant to such Purchase Notice. The "PURCHASE NOTICE DATE" with respect to a Purchase Notice shall be



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the date on which the Investor delivers a copy of such Purchase Notice to the
Company by facsimile transmission prior to 11:59 p.m. Eastern Time on such date. If prior to the last day of a Purchase Period the Investor shall not have delivered Purchase Notices covering the purchase of a number of Shares with an aggregate Purchase Price equal to at least the Required Dollar Amount with respect to such Purchase Period, then the Investor shall be deemed to have delivered a Purchase Notice on the last day of such Purchase Period covering the purchase of a number of Shares with an aggregate Purchase Price equal to the difference of (x) the Required Dollar Amount with respect to such Purchase Period minus (y) the aggregate Purchase Price of the Shares covered by Purchase Notices delivered by the Investor to the Company during such Purchase Period. Subject to the satisfaction of the conditions set forth in Sections 1(f), 6 and 7, the closing of the purchase by the Investor of Shares (a "CLOSING") shall occur at 10:00 a.m. Central Time, on the date which is three (3) Business Days following the applicable Purchase Notice Date (or such other time or later date as is mutually agreed to by the Company and the Investor) (a "CLOSING DATE") at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York 10176. On each Closing Date, (A) the Company shall deliver to the Investor certificates representing the Shares to be issued and sold to the Investor on such date and registered in the name of the Investor or deposit such Shares into the account(s) (with the Investor receiving confirmation that the Shares are in such account(s)) designated by the Investor for the benefit of the Investor and (B) the Investor shall deliver to the Company the Purchase Price to be paid for such Shares (after receipt of confirmation of delivery of such Shares), determined as aforesaid, by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Company. In addition, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement at or prior to each Closing. In the alternative to physical delivery of certificates for Common Stock, if delivery of the Shares may be effectuated by electronic book-entry through The Depository Trust Company ("DTC"), then delivery of the Shares pursuant to such purchase shall, unless requested otherwise by such Investor (or holder of such Shares), settle by book-entry transfer through DTC by the third
(3rd) Business Day following the Investor's delivery of a Purchase Notice to the Company. The parties agree to coordinate with DTC to accomplish this objective.

        i. Effect of Failure to Satisfy Closing Obligations. Subject to the Investor's compliance with all of the terms and conditions of this Agreement, with respect to each Closing, if the Company shall fail to deliver to the Investor the Shares to be issued and sold to the Investor by the third Business Day following delivery of a Purchase Notice, whether by physical delivery of certificates or by book-entry transfer through DTC for such Shares, the Company shall, in addition to any other remedies under this Agreement, pay as additional damages in cash to the Investor, by the eighth (8th) Business Day following the delivery of a Purchase Notice an amount equal to one percent (1%), and on each succeeding fifth (5th) Business Day thereafter until the Shares are delivered, an amount equal to two percent (2%), of the value of the Shares not delivered to the Investor by the third (3rd) Business Day following the delivery of a Purchase Notice.



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        j.      Certain Adjustments. Daily Trading Dollar Volume, Applicable
Trading Price, Purchase Price per Share, the Company Designated Minimum Price, the Trigger Price and the $2.00 amounts provided in Sections 1(b), 1(f) and 1(g) hereof shall be adjusted appropriately to reflect stock splits, stock dividends, combinations and like transactions affecting the Common Stock.

        k. Delisting; Suspension. If at any time during a Purchase Period or, except for the first such Purchase Period, within 10 Business Days after the end of such Purchase Period, (i) the Registration Statement, after it has been declared effective, together with the required prospectus supplement, shall not remain effective and available for sale of all the Shares, or (ii) the Common Stock shall not be listed on the Principal Market or shall have been suspended from trading thereon (excluding suspensions of not more than one trading day resulting from business announcements by the Company) the Investor shall have the right (the "REPURCHASE OPTION"), as partial relief for the damages to the Investor by reason of the occurrence of the events listed in clauses (i) or (ii) above (which remedy shall not be exclusive of any other remedies available at law or equity), in its sole discretion, which right shall be exercised within 30 days of such event or occurrence (a "REPURCHASE EVENT"), to sell to the Company, and the Company agrees to buy, promptly upon the exercise of such right by the Investor, but in any event within 10 calendar days of the exercise of such right, and subject to the limitations imposed by the Delaware General Corporation Law, all or any part of the Shares issued to the Investor within the 40 Business Days preceding the Investor's exercise of the Repurchase Option and then held by the Investor at a price per Share equal to the highest Applicable Trading Price during the period beginning on the date of the Repurchase Event and ending on and including the date on which the Investor exercises its Repurchase Option (the "PAYMENT AMOUNT"). If the Company fails to pay to the Investor the full aggregate Payment Amount within 10 calendar days of the Investor's exercise of the Repurchase Option hereunder, the Company shall pay to the Investor, on the first Business Day following such tenth calendar day, in addition to and not in lieu of the Payment Amount payable by the Company to the Investor upon exercise of the Repurchase Option, an amount equal to 1.25% per month (pro rated for partial months) until paid in full.

        l. Overall Limit on Common Stock Issuable. Notwithstanding anything contained herein to the contrary, the number of Shares issuable by the Company and purchasable by the Investor hereunder shall not exceed 19.99% of the shares of Common Stock outstanding as of the date hereof, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of Shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company. Without limiting the generality of the foregoing, such shareholders' approval must duly authorize the issuance by the Company of shares of Common Stock totaling 19.99% or more of the shares of Common Stock outstanding on the date hereof. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Shares hereunder, and that such approval pertains only



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to the applicability of the Maximum Common Stock Issuance limitation provided in this Section 1(l).

        2.      INVESTOR'S REPRESENTATIONS AND WARRANTIES.

        The Investor represents and warrants to the Company that:

                a. Accredited Investor Status; Sophisticated Investor. The Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act.

                b. Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in Section 3 below. The Investor understands that its investment in the Shares involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

                c. No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

                d. Legends. The Company shall issue certificates for the Shares without any legend to the Investor. The Investor covenants that, in connection with any transfer of Shares by the Investor, it will comply with the applicable prospectus delivery requirements of the 1933 Act, provided that copies of a current prospectus relating to such effective registration statement are or have been supplied to the Investor.

                f. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                g. Residency. The Investor is a resident of the State of New Jersey.



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                h.      No Conflicts. The execution, delivery and performance of
this Agreement and the Registration Rights Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Investor.

        3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to the Investor that:

                a. Organization and Qualification. Set forth in Schedule 3(a) is a complete list of each entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the outstanding capital stock or holds an equity or similar interest representing at least 50% of the outstanding equity or similar interests of such entity) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b)).

                b. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in
Section 5) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Shares pursuant to this Agreement, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, except for, if required by the Nasdaq Stock Market, Inc., approval by its stockholders prior to the issuance of a number of shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding immediately prior to the date hereof, (iii) the Transaction

Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which as of the date hereof, 41,146,428 shares are issued and outstanding, 9,965,572 shares are issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and 11,395,451 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 500,000 shares of preferred stock, of which as of the date hereof, (A) 50,000 shares were designated as Series A Preferred Stock and 50,000 shares of Series A Preferred Stock were issued and outstanding, (B) 12,000 shares were designated as Series B Preferred Stock and no shares of Series B Preferred Stock were issued and outstanding, (C) 3,000 shares were designated as Series C Preferred Stock and no shares of Series C Preferred Stock were issued and outstanding, (D) 2,000 shares were designated as Series D Preferred Stock and 2,000 shares of Series D Preferred Stock were issued and outstanding and (E) 699 shares were designated Series E Preferred Stock and 599 shares of Series E Preferred Stock were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued are fully paid and nonassessable. As of the date hereof, except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement),
(v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF

INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                d. Issuance of Shares. Upon issuance in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

                e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, (x) its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock or By-laws or their organizational charter or by-laws, respectively, or (y) any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for such violations which have not had and, to the knowledge of the Company, will not have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for any violations which individually or in the aggregate will not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in
Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company complies with and is not in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                f. SEC Documents; Financial Statements. Since December 31, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to the Investor or its representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(b) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof. Except as otherwise provided for in the Registration Rights Agreement, the Company shall not provide the Investor with any material, non-public information.

                g.      Absence of Certain Changes. Except as disclosed in
Schedule 3(g) or the SEC Documents filed at least five (5) days prior to the date hereof, since December 31, 1998 there has been no adverse change or adverse development in the business, properties, assets, operations, financial condition, prospects, liabilities or results of operations of the Company or its Subsidiaries which has had or, to the knowledge of the Company or its Subsidiaries, may have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as set forth in Schedule 3(h).

                i. Acknowledgment Regarding Investor's Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Shares. The Company further represents to the Investor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                j. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

                k.      Intentionally Omitted.

                l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Shares to the Investor to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Shares to be integrated with other offerings.

                m. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any material union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. The Company and its Subsidiaries believe that relations between the Company and its Subsidiaries and their respective employees are good. No executive officer (as defined in Rule 501(f) of the 1933
Act) has notified the Company that such
officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

                n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement where the result of such expiration or termination would have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others which infringement could have a Material Adverse Effect, and, except as set forth on Schedule 3(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                o. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i),
(ii) or (iii) above could have, individually or in the aggregate, a Material Adverse Effect.

                p. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                q. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries taken as a whole.

                r. Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities, necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                s. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                t. Foreign Corrupt Practices Act. To the knowledge of the Company, neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                u. Tax Status. Except as set forth on Schedule 3(u), the Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any basis for any such claim.

                v. Certain Transactions. Except as set forth on Schedule 3(v) and in the SEC Documents filed on EDGAR at least five (5) Business Days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

                w. Dilutive Effect. The Company understands and acknowledges that the number of Shares issuable upon purchases pursuant to this Agreement will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Shares upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

                x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable Section 203 of the Delaware General Corporation Law, or any other similar anti-takeover provision under applicable California law, contained in the Company's Certificate of Incorporation, or otherwise which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Shares and the Buyer's ownership of the Shares.

                y. Rights Plan. Neither the Company nor any of its Subsidiaries has adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

                z. Market Capitalization. As of the date hereof, and at the time of the filing of the Registration Statement, the aggregate market value of the voting common equity of the Company held by non-affiliates of the Company is, and was, greater than $100 million.

        4.      COVENANTS.

                a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                b. Blue Sky. The Company shall, on or before each of the Put Notice Dates, take such action as the Company shall reasonably determine is necessary to qualify the Shares for, or obtain exemption for the Shares for, sale to the Investor at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of all the states of the United States, and shall provide evidence of any such action so taken, if any such action is required, to the Investor on or prior to the Put Notice Date. The Company shall make all filings and reports relating the offer and sale of the Shares required under the applicable securities or "Blue Sky" laws of all the states of the United States following each of the Put Notice Dates.

                c.      Intentionally omitted.

                d. Use of Proceeds. The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes.

                e. Financial Information. The Company agrees to send the following to the Investor during the Open Period: (i) within two (2) Business Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments (other than on Form S-8) filed pursuant to the 1933 Act; (ii) using the Company's reasonable efforts, on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

                f.      Intentionally Omitted.

                g. Listing. The Company shall promptly secure the listing of all of the Shares upon the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares from time to time issuable under the terms of the Transaction Documents. The Company shall use its best efforts to maintain the Common Stock's authorization for quotation on a Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on a Principal Market (excluding suspensions of not more than one trading day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from a Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(g).

                h. Transactions With Affiliates. The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own 5% or more of the Common Stock, or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                i. Filing of Form 8-K. On or before the date which is two Business Days after the date hereof, the Company shall file with the SEC (a) a Current Report on Form 8-K describing the terms of the transaction contemplated by the Transaction Documents and including this Agreement as an exhibit thereto in the form required by the 1934 Act and (b) a prospectus supplement to the Registration Statement (the "PROSPECTUS SUPPLEMENT"), which form of Prospectus Supplement shall be acceptable to the Investor.

                j. Corporate Existence. The Company will take all steps reasonably necessary to preserve and continue the corporate existence of the Company.

        5.      TRANSFER AGENT INSTRUCTIONS.

                The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of the Investor or its respective nominee(s), for the Shares in such amounts as specified from time to time by the Investor to the Company upon delivery of a Purchase Notice (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). The Irrevocable Transfer Agent Instructions shall have been delivered by the Company to, and acknowledged in writing by, the Company's transfer agent prior to the Company's delivery of the first Preliminary Put Notice hereunder. The Company warrants that no instruction relating to the Shares other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 will be given by the Company to its transfer agent and that the Shares shall be freely transferable on the books and records of the Company. Nothing in this Section 5 shall affect in any way the Investor's obligations and agreements set forth in Section 2(d) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Shares. The Company shall instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Investor and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

        6.      CONDITIONS OF THE COMPANY'S OBLIGATION TO SELL.

               The obligation hereunder of the Company to issue and sell the Shares to the Investor is further subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                a. The Investor shall have executed each of this Agreement and the Registration Rights Agreement and delivered the same to the Company.

                b. The Investor shall have delivered to the Company the Purchase Price for the Shares being purchased by the Investor at the Closing (after receipt of confirmation of delivery of such Shares) by cashier's check or wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                c. The representations and warranties of the Investor shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to such Closing Date.

                d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

        7.      CONDITIONS OF THE INVESTOR'S OBLIGATION TO PURCHASE.

                The obligation of the Investor hereunder to purchase Shares is subject to the satisfaction, at or before each Closing, of each of the following conditions set forth below. These conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

                a. The Company shall have executed each of the Transaction Documents and delivered the same to the Investor.

                b. The Common Stock shall be authorized for quotation on a Principal Market and trading in the Common Stock shall not have been suspended by the SEC or the Principal Market on which the Company's Common Stock is then traded or listed, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one trading day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company's delivery of the Preliminary Put Notice related to such Closing).

                c. The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for (i) representations and warranties that speak as of a specific date and (ii) with respect to the representations made in Sections 3(h), (j), (m), (v) and the first sentence of Section 3(g) and the third sentence of Section 3(n) hereof, events which occur on or after the date of this Agreement and are disclosed in SEC filings made by the Company at least ten Business Days prior to the applicable Put Notice Date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to such Closing Date. The Investor shall have received a certificate, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the applicable Put Notice Date and Closing Date, in the form of Exhibit B attached hereto, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor including, without limitation, an update as of such Closing Date regarding the representation contained in Section 3(c) above.

                d. Such Investor shall have received the opinion of the Company's independent counsel, which counsel shall be satisfactory to the Investor, dated as of such Put Notice Date and Closing Date, in the form and substance of Exhibit C hereto, with amendments acceptable to the Investor in its sole discretion.

                e. The Company shall have executed and delivered to the Investor the certificates representing, or have executed electronic book-entry transfer of, the Shares (in such denominations as such Investor shall request) being purchased by the Investor at such Closing.

                f. The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to the Investor (the "RESOLUTIONS") and such Resolutions shall not have been amended or rescinded prior to such Closing Date.

                g. At the Put Notice Date with respect to which the Shares being purchased relate, the Investor shall have received a letter of the type, in the form and with the substance of the letter described in Section 3(o) of the Registration Rights Agreement from the Company's auditors; and at the applicable Closing Date, the Investor shall have received a "bring-down" of such letter.

                h. The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to, and acknowledged in writing by, the Company's transfer agent.

                i. The Company shall have delivered to the Investor a certificate evidencing the due incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 20 Business Days of such Closing Date.

                j. The Company shall have delivered to the Investor a copy of its Certificate of Incorporation, as amended and in effect on such Closing Date, certified by the Secretary of State of the State of Delaware within 20 Business Days of such Closing Date.

                k. The Company shall have delivered to the Investor a secretary's certificate, dated as of such Put Notice Date and Closing Date, in the form of Exhibit E attached hereto, as to
                (i) the Resolutions described in Section 7(f), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at such dates.

                l. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                m. The Registration Statement shall be effective at the time of each Closing and no stop order suspending the effectiveness of the Registration Statement shall be in effect or shall be pending or threatened.

                n. At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                o. There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily, with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

                p. If applicable, the shareholders of the Company shall have approved the issuance of any Shares in excess of the Maximum Common Stock Issuance Shares in accordance with Section 1(1).

                q. The conditions to such Closing set forth in Section 1(f) shall have been satisfied.

                r. The Company shall have delivered to the Investor a letter from the Transfer Agent certifying the number of shares of Common Stock outstanding as of a date within five days of such Closing Date.

                s. The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

        8.      TERMINATION.

                a. Optional Termination. This Agreement may be terminated at any time (i) by the mutual written consent of the Company and the Investor or
(ii) by the Investor if at any time the Common Stock is not listed on a Principal Market.

                b. Automatic Termination. This Agreement shall automatically terminate without any further action of either party hereto upon the earlier of (i) when the Investor has purchased an aggregate of $20,000,000 in the Common Stock of the Company pursuant to this Agreement, apart from additional amounts which may be purchased pursuant to Section 1(d) and (ii) on the date which is 24 months after the date hereof.

                c. Survival. The representations, warranties and covenants contained in or incorporated into this Agreement, insofar as applicable to the transactions consummated hereunder prior to the termination of this Agreement, shall survive its termination and any Closing for the period of any applicable statute of limitations.

        9.      INDEMNIFICATION.

                In consideration of the Investor's execution and delivery of the this Agreement and the Registration Rights Agreement and acquiring the Shares hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of their shareholders, officers, directors, employees, members and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares or (iii) the status of the Investor or holder of the Shares as an investor in the Company and (d) the enforcement of this Section 9. Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Indemnitee's willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this
Section 9 shall be the same as those set forth in Section 6 (other than Section 6(b)) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and Company's right to assume the defense of claims.

        10.     GOVERNING LAW; MISCELLANEOUS.

                a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

                b. Fees and Expenses. (i) As an inducement to the Investor to enter into this Agreement, the Company shall deliver to the Investor pursuant to the Registration Statement not later than the date which is seven (7) Business Days after the date hereof 62,031 shares of Common Stock (the "COMMITMENT SHARES").

                (ii) As a further inducement to the Investor to enter into this Agreement and in addition to the reimbursement of due diligence costs pursuant to Section 1(c), the Company agrees to reimburse the Investor or its designees or clients, as applicable, for reasonable expenses (including reasonable legal expenses) relating to the initial due diligence and the negotiation and execution of the Transaction Documents and any Closings hereunder and the filing of the Registration Statement and the Prospectus Supplement up to $100,000 in the aggregate. Such amounts are to be paid promptly upon submission of evidence thereof by the Investor to the Company.

                (iii) Except as otherwise set forth in Section 10(b), Section 9 and Section 1(c), each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the transactions contemplated by the Transaction Documents. Any attorneys' fees and expenses incurred by either the Company or by the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Shares issued pursuant hereto.

                c. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                d. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                e. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                f. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

                g. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one
(1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

        If to the Company:

                      General Magic, Inc.
                      420 North Mary Avenue
                      Sunnyvale, California 94086
                      Telephone:  407-774-4000
                      Facsimile:  4087-774-4033
                      Attention:  President

        With a copy to:

                      Cooley Godward LLP
                      Five Palo Alto Square
                      3000 E1 Camino Real
                      Palo Alto, California 94306
                      Telephone:  (650) 843-5000
                      Facsimile:  (650) 857-0663
                      Attention:  Timothy J. Moore, Esq.

        If to the Transfer Agent:

                      Boston EquiServe LP
                      150 Royall Street
                      Canton, Massachusetts 06321
                      Telephone:  (781) 575-0044
                      Facsimile:  (781) 575-2549
                      Attention:  Paul Lyons

        If to the Investor:

                      Cripple Creek Securities LLC
                      195 Maplewood Avenue
                      Maplewood, New Jersey 07040
                      Telephone:  973-313-6420
                      Facsimile:  973-313-6490
                      Attention:  Robert L. Chender

        With a copy to:

                      Kleinberg, Kaplan, Wolff & Cohen, P.C.
                      551 Fifth Avenue
                      18th Floor
                      New York, New York 10176
                      Telephone:  212-986-6000
                      Facsimile:  212-986-8866
                      Attention:  Stephen M. Schultz

        Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                g. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may assign some or all of its rights hereunder to an affiliate or associate of the Investor or an entity or fund which has the same principal investment adviser as the Investor, without the consent of the Company, and to others, with the written consent of the Company (in each case, a "PERMITTED ASSIGNEE"); provided, however, that any such assignment shall not release the Investor from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. Notwithstanding anything to the contrary contained in the Transaction Documents, the Investor shall be entitled to pledge the Shares in connection with a bona fide margin account.

                h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                i. Survival. The representations and warranties of the Company and the Investor contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 10, and the indemnification provisions set forth in Section 9, shall survive each of the Closings.

                j. Publicity. The Company and the Investor shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                l. Placement Agent. The Investor and the Company each acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Shares. The Company and the Investor shall each be responsible for the payment of any fees or commissions of placement agents or brokers engaged, directly or indirectly, by the Company or the Investor, respectively, in connection with the purchase of the Shares by the Investor. The Company and the Investor shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                n. Remedies. The Investor and each Permitted Assignee shall have all rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor hereunder or the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                p. Days. Unless the context refers to "Business Days" or "trading days", all references herein to "days" shall mean calendar days.



                                   * * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Investment Agreement to be duly executed as of the date and year first above written.


COMPANY:                                INVESTOR:


GENERAL MAGIC, INC.                     CRIPPLE CREEK SECURITIES LLC

By: /s/ Steven Markman                  By: /s/ Robert Chender
   ---------------------------------       -------------------------------------
   Name: Steven Markman                    Name: Robert Chender
   Its:  Chief Executive                   Its:  Principal
         Officer and President

LIST OF SCHEDULES

Schedule 3(a)                           Organization and Qualification
Schedule 3(c)                           Capitalization
Schedule 3(e)                           No Conflicts
Schedule 3(g)                           Absence of Certain Changes
Schedule 3(h)                           Absence of Litigation
Schedule 3(n)                           Intellectual Property Rights
Schedule 3(p)                           Title
Schedule 3(u)                           Tax Status
Schedule 3(v)                           Certain Transactions

LIST OF EXHIBITS

EXHIBIT A                               Registration Rights Agreement
EXHIBIT B                               Officers' Certificate
EXHIBIT C                               Opinion of Counsel
EXHIBIT D                               Irrevocable Transfer Agent Instructions
EXHIBIT E                               Secretary's Certificate

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

                        (See Exhibit 4.2 filed herewith)





                                       1.

                                    EXHIBIT B

                               GENERAL MAGIC, INC.

                            COMPLIANCE CERTIFICATE OF
               CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

        Pursuant to Section 7(c) of that certain Common Stock Investment Agreement between GENERAL MAGIC, INC. (the "COMPANY") and Cripple Creek Securities LLC dated July 30, 1999 (the "Investment Agreement"), the undersigned, Steven Markman, Chief Executive Officer of the Company, solely in his capacity as such, and James P. McCormick, Chief Financial Officer of the Company, solely in his capacity as such, each do hereby certify as follows:

        1. They are the duly elected and qualified Chairman of the Board, President and Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, respectively.

        2. The representations and warranties of the Company set forth in the Investment Agreement are true and correct when made and as of the date hereof, except for (i) representations and warranties that speak as of a specific date, which representations and warranties were true and correct as of such date, and (ii) with respect to the representations made in Sections 3(h),
(j), (m), (v) and the first sentence of Section 3(g) and the third sentence of
Section 3(n) of the Investment Agreement, events which occur on or after the date of the Investment Agreement and are disclosed in SEC filings made by the Company at least ten Business Days prior to the applicable Put Notice Date.

        3. The Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to such Closing Date.

        4. We have carefully examined the Registration Statement and prospectus, and any amendments thereof or supplements thereto (including any term sheet within the meaning of Rule 434 of the Rules and Regulations), and

                (A) such documents contain all statements and information required to be included therein; neither the Registration Statement, nor any amendment thereof, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus, as amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                (B) since the effective date of the Registration Statement, there has occurred no event required to be set forth in an amended or supplemented prospectus which has not been so set forth.

        Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this ___ day of _______, 1999.



                                        ----------------------------------------
                                        STEVEN MARKMAN,
                                        Chairman of the Board, President and
                                        Chief Executive Officer


                                        ----------------------------------------
                                        JAMES P. MCCORMICK,
                                        Chief Operating Officer and
                                        Chief Financial Officer



                                       2.

                                    EXHIBIT C

                         FORM OF COMPANY COUNSEL OPINION

        Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

        1. The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified or be in good standing would have a Material Adverse Effect (as defined in the Common Stock Investment Agreement).

        2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Common Stock Investment Agreement, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions (collectively, the "TRANSACTIONS DOCUMENTS"), including issuance of the Shares in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated therein have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its shareholders is required therefor. The Transaction Documents have been duly executed and delivered by the Company. The Transaction Documents constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (ii) rights to indemnity under Section 6 of the Registration Rights Agreement may be limited by applicable law.

        3. The issuance and sale of the Shares has been duly authorized and, assuming the Company's receipt of payment of the purchase price therefor in accordance with the terms of the Common Stock Investment Agreement, are validly issued, fully paid and non-assessable and free of all taxes, liens, charges and preemptive rights with respect to the issue thereof.

        4. As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.001 par value per share, of which, as of the date hereof, (a)_______ shares are issued and outstanding, (b) _____ shares are reserved for issuance pursuant to certain securities of the Company exercisable or exchangeable for, or convertible into, shares of Common Stock and (c) _______ shares are reserved for issuance upon the exercise of options granted pursuant to certain stock option and purchase plans of the Company,

(ii) 500,000 shares of Preferred Stock, of which, as of the date hereof, (A) 50,000 shares are designated as Series A Preferred Stock and ____ shares of Series A Preferred Stock are issued and outstanding, (B) 12,000 shares are designated as Series B Preferred Stock and no shares of Series B Preferred Stock are issued and outstanding, (C) 3,000 shares are designated as Series C Preferred Stock and no shares of Series C Preferred Stock are issued and outstanding, (D) 2,000 shares are designated as Series D Preferred Stock and _______ shares of Series D Preferred Stock are issued and outstanding and (E) 699 shares are designated Series E Preferred Stock and 599 shares of Series E Preferred Stock are issued and outstanding. To our knowledge, there are no other outstanding shares of capital stock or other securities convertible into, or exchangeable or exercisable for, shares of the capital stock of the Company. There are no preemptive rights of any shareholder of the Company, as such, to acquire any such Common Stock, or Preferred Stock of the Company.

        5. No authorization, approval, consent, filing or other order of any Federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the shareholders of the Company, or any court, or, to our knowledge, any third party, is required to be obtained by the Company to enter into and perform its obligations under the Transaction Documents or for the issuance and sale of the Shares as contemplated by the Transaction Documents, except for such authorizations, approvals, consents, filings or other orders which have already been obtained.

        6. To our knowledge, and except as disclosed in the Common Stock Investment Agreement or SEC filings made by the Company prior to the date hereof (the "SEC Documents"), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization or threatened against the Company or any of its subsidiaries or any of the properties of the Company or any of its subsidiaries which might reasonably be expected to have a Material Adverse Effect.

        7. The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the transactions contemplated thereby and the compliance by the Company with the terms thereof does not (a) violate, conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under (i) the Company's Certificate of Incorporation or By-laws, or (ii) any agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound; or (b) result in any violation of any statute, law, rule or regulation applicable to the Company or, to the best of our knowledge, any order, writ, injunction or decree, if such violation would have a Material Adverse Effect.

        8. The Company is not an "investment company" or any entity controlled by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

        9. The Registration Statement has become effective under the 1933 Act and, to the best of our knowledge, after due inquiry, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or threatened by the SEC. Any required filing of the Prospectus (as defined below) and any supplement thereto pursuant to Rule 424(b) promulgated under the 1933 Act has been made in the manner and within the time period required by such Rule 424(b).

        10. The Shares have been approved for listing on the Nasdaq National Market.

        11. The Registration Statement and the Prospectus, and each amendment or supplement thereto, as of their respective effective, issue or filing dates, as applicable, complied as to form in all material respects with the requirements of the 1933 Act or 1934 Act, as applicable.

        12. The statements in the Prospectus, or any amendment or supplement thereto, under the captions "Description of Capital Stock," "The Company--Litigation," "The Company-Government Regulations, "The Company--Patents and Proprietary Rights," "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale" [OR SUCH SIMILAR CAPTIONS USED BY THE COMPANY] insofar as such statements constitute a summary of legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings.

        13. To the best of our knowledge, there are no contracts or documents of a character required to be described in the Registration Statement or Prospectus, or any amendment or supplement thereto, or to be filed as exhibits to the Registration Statement or the Prospectus, or any amendment or supplement thereof, which are not described and filed as required, and the descriptions in the Registration Statement and Prospectus, or any amendment or supplement thereto, of such contracts and other documents are accurate in all material respects and such descriptions fairly present in all material respects the information required to be shown.

        In addition, we have reviewed and participated in the preparation of the Registration Statement and the related prospectus filed with the SEC (the "PROSPECTUS") (including any amendments or supplements thereto) and in conferences with officers and other representatives of the Company, and representatives of the independent public accountants for the Company, at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and although we have not engaged in any independent investigation and do not assume any responsibility for the accuracy or completeness of the information contained therein, nothing has come to our attention that would lead us to believe (A) that the Registration Statement, as amended, at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) that the Prospectus, as supplemented, as of its date or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (C) that since the effective date of the Registration Statement, there has occurred any event required to be set forth in an amendment or supplement to the Registration Statement or Prospectus which has not been so set forth.

        All references in this opinion to (i) amendments or supplements to the Registration Statement or Prospectus or (ii) the Registration Statement or Prospectus, as amended or supplemented, shall be deemed to refer to and include any SEC Document which is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be, pursuant to Form S-3 under the 1933 Act.

                                    EXHIBIT D

                           TRANSFER AGENT INSTRUCTIONS

                               GENERAL MAGIC, INC.

                                  JULY __, 1999

Boston EquiServe LP
150 Rayall Street
Canton, Massachusetts 06321

ATTN: PAUL LYONS

Ladies and Gentlemen:

        Reference is made to that certain Common Stock Investment Agreement (the "Investment Agreement") dated effective July 30, 1999 by and among General Magic, Inc., a Delaware corporation (the "COMPANY"), and Cripple Creek Securities LLC (the "INVESTOR"), pursuant to which the Company may, from time to time, issue to the Investor shares of the Company's common stock, par value $.001 per share (the "COMMON STOCK"). This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time) to issue shares of Common Stock upon surrender to you of a completed and duly executed Purchase Notice, in the form attached hereto as
EXHIBIT I, that has been acknowledged by the Company as indicated by the signature of a duly authorized officer of the Company thereon, and so long as you have previously received (i) written confirmation from counsel to the Company that a registration statement covering the issuance and sale of the shares of Common Stock has been declared effective by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), and (ii) a copy of such registration statement, certificates representing the shares of Common Stock shall not bear any legend restricting transfer of the shares of Common Stock thereby and should not be subject to any stop-transfer restriction; provided, however, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the shares of Common Stock in the event a registration statement covering the shares of Common Stock is subject to amendment for events then current.

        A form of written confirmation from counsel to the Company that a registration statement covering the issuance and sale of the shares of Common Stock has been declared effective by the SEC under the 1933 Act is attached hereto as EXHIBIT II.

        Please be advised that the Investor is relying upon this letter as an inducement to enter into the Investment Agreement and, accordingly, the Investor is a third party beneficiary to these instructions.

        Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at (408) 774-4235.


                                        Very truly yours,

                                        GENERAL MAGIC, INC.

                                        By:
                                           -------------------------------------
                                           MARY E. DOYLE
                                           General Counsel and Secretary


ACKNOWLEDGED AND AGREED:


BOSTON EQUISERVE LP

By:
   ---------------------------------

Name:
     -------------------------------

Title:
      ------------------------------

Date:
     -------------------------------

                                    EXHIBIT I

                                 PURCHASE NOTICE

        The undersigned has purchased ________ shares of Common Stock of General Magic, Inc., a Delaware corporation (the "COMPANY") pursuant to the Common Stock Investment Agreement (the "Investment Agreement") dated July __, 1999 by and between the Company and Cripple Creek Securities LLC (the "INVESTOR"). Capitalized terms used herein not otherwise defined shall have the respective meanings set forth in the Investment Agreement.

        1. The aggregate Purchase Price for the Shares being purchased by the Investor pursuant to this Purchase Notice is $_________.

        2. The Purchase Price per Share as of the date of delivery of this Purchase Notice is $________.

        3. The number of Shares being purchased pursuant to this Purchase Notice is ___________.



Date:                                   ACKNOWLEDGED BY:
     ------------------------------

CRIPPLE CREEK SECURITIES LLC            GENERAL MAGIC, INC.

By:                                     By:
   --------------------------------        -------------------------------------

Title:                                  Title:
      -----------------------------           ----------------------------------



          THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT.


                                   EXHIBIT II

                         FORM OF NOTICE OF EFFECTIVENESS
                            OF REGISTRATION STATEMENT

Boston EquiServe LP
150 Rayall Street
Canton, Massachusetts 06321

Attn: Paul Lyons

                RE:     GENERAL MAGIC, INC.

Ladies and Gentlemen:

        We are counsel to General Magic, Inc., a Delaware corporation (the "COMPANY"), and have represented the Company in connection with that certain Common Stock Investment Agreement (the "Investment Agreement") dated July __, 1999 entered into by and among the Company and Cripple

Creek Securities LLC (the "INVESTOR") pursuant to which the Company may, from time to time, issue to the Investor shares (the "SHARES") of the Company's common stock, par value $.001 per share. On ____________ ___, 1999, the Company filed a Registration Statement on Form S-3 (File No. 333-79857) (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "SEC") relating to the Shares.

        In connection with the foregoing, we advise you that a member of the SEC's staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge as of the date hereof, after telephonic inquiry of a member of the SEC's staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Shares are available for issuance and sale under the 1933 Act pursuant to the Registration Statement.


                                        Very truly yours,

                                        COOLEY GODWARD LLP

                                        By:
                                           -------------------------------------




cc: Cripple Creek Securities LLC

                                    EXHIBIT E

                               GENERAL MAGIC, INC.

                             SECRETARY'S CERTIFICATE

        I, Mary E. Doyle, Secretary of GENERAL MAGIC, INC. (the "COMPANY"), solely in my capacity as such, hereby certify as follows:

        1. Attached hereto as EXHIBIT A is a true, correct and complete copy of the resolutions of the Board of Directors of the Company approved by unanimous written consent of the Board, effective July 16, 1999, relating to the execution and delivery of the Common Stock Investment Agreement (the "Investment Agreement"), the form of which was delivered to the Board, and the consummation by it of the transactions contemplated thereby (collectively the "Agreements"), including without limitation the reservation for issuance and the issuance of the shares of Common Stock of the Company pursuant to the Investment Agreement, and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, except for, if required by the Nasdaq Stock Market, Inc., approval by its stockholders prior to the issuance of a number of shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding immediately prior to the date hereof. Such resolutions have not been amended or rescinded and continue in full force and effect on and as of the date hereof.

        2. The resolutions of the Board of Directors attached hereto constitute the only action taken by the Company's Board of Directors or any committee thereof or any stockholders of the Company pertaining to the execution, delivery and performance of the Transaction Agreements.

        3. The following persons authorized in the above mentioned resolutions of the Board of Directors to execute and deliver the Agreements were, at the respective times of signing and delivery of any of the Agreements heretofore delivered, and are, on and as of the date hereof, the duly appointed officers of the Company holding the respective offices or titles set forth opposite their names below, and the signatures set forth opposite their names below are their true and genuine signatures:



NAME                       TITLE OR OFFICE                      SIGNATURE
- ----                       ---------------                      ---------
Steven Markman             Chairman of the Board, President
                           and Chief Executive Officer           ________________________

James P. McCormick         Chief Operating Officer and Chief
                           Financial Officer                     ________________________



                                       1.

        4. Attached hereto as EXHIBIT B is a true, correct and complete copy of the Certificate of Incorporation of the Company, together with any amendments thereto, as currently in effect on and as of the date hereof.

        5. Attached hereto as EXHIBIT C is a true, correct and complete copy of the Second Amended and Restated Bylaws of the Company as currently in effect on and as of the date hereof.

        This Certificate is made and delivered by the undersigned in accordance with the Agreements. Capitalized terms used and not otherwise defined herein have the same meanings assigned in the Investment Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as Secretary of the Company this ___ day of ____________.


                                        ----------------------------------------
                                        MARY E. DOYLE
                                        Secretary

        I, Steven Markman, Chairman of the Board, President and Chief Executive Officer of the Company do hereby certify that (i) Mary E. Doyle is the duly elected, qualified and acting Secretary of the Company and (ii) the signature set forth above is her true and genuine signature.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as Chairman of the Board, President and Chief Executive Officer of the Company this ___ day of _____________.

                                        ----------------------------------------
                                        STEVEN MARKMAN
                                        Chairman of the Board, President
                                        and Chief Executive Officer



                                       2.

                                    EXHIBIT A

                      RESOLUTIONS OF THE BOARD OF DIRECTORS

                                       OF

                               GENERAL MAGIC, INC.

                                    EXHIBIT B

                          CERTIFICATE OF INCORPORATION

                                    EXHIBIT C

                           AMENDED AND RESTATED BYLAWS